Exhibit 99.1

CORECIVIC ANNOUNCES UPSIZING AND PRICING OF

$500 MILLION 8.25% SENIOR NOTES DUE 2029

BRENTWOOD, Tenn. – March 5, 2024 — CoreCivic, Inc. (NYSE: CXW) (“CoreCivic”) announced today that it successfully upsized and priced its offering of $500 million aggregate principal amount of 8.25% senior notes due 2029 (the “Notes”). The aggregate principal amount of the Notes to be issued in the offering was increased to $500 million from the previously announced $450 million. The Notes will be senior unsecured obligations of CoreCivic and will be guaranteed on a senior unsecured basis by all of CoreCivic’s subsidiaries that guarantee its existing senior secured credit facilities, 4.75% senior unsecured notes due October 2027 and 8.25% senior unsecured notes due 2026 (the “2026 Notes”).

The aggregate net proceeds from the sale of the Notes are expected to be approximately $490.3 million, after deducting the underwriting discounts and estimated offering expenses. CoreCivic intends to use the net proceeds, together with borrowings under CoreCivic’s revolving credit facility and cash on hand, to fund the concurrent cash tender offer for any and all of the $593.1 million outstanding aggregate principal amount of 2026 Notes (the “Tender Offer”), and, if and to the extent necessary, to redeem any of the 2026 Notes that remain outstanding thereafter, in accordance with the indenture governing the 2026 Notes, including the payment of all premiums, accrued interest and costs and expenses in connection with the Tender Offer and redemption of the 2026 Notes, after the expiration of the Tender Offer. There can be no assurance that the offering of the Notes or the Tender Offer will be consummated.

Citizens JMP Securities, LLC is acting as left lead underwriter, StoneX Financial Inc. and FHN Financial Securities Corp. are acting as joint bookrunners, and Wedbush Securities Inc. and TCBI Securities, Inc. are acting as co-managers for the offering.

The Notes are being offered pursuant to CoreCivic’s shelf registration statement on Form S-3, which became effective upon filing with the Securities and Exchange Commission (the “SEC”) on March 4, 2024. The offering of the Notes is being made solely by means of a prospectus supplement and an accompanying prospectus. The preliminary prospectus supplement and accompanying prospectus relating to, and describing the terms of, the offering of the Notes was filed with the SEC on March 4, 2024, and are available on the SEC’s website at www.sec.gov. The final prospectus supplement and accompanying prospectus will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus relating to, and describing the terms of, the offering of the Notes may be obtained from Citizens JMP Securities, LLC, Attn: Prospectus Department, or by telephone at (617) 725-5783.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, including the Notes or the 2026 Notes, nor shall it constitute a notice of redemption under the indenture governing the 2026 Notes, nor shall there be any offer, solicitation or sale of the Notes, the 2026 Notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest prison operators in the United States. CoreCivic has been a flexible and dependable partner for government for 40 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements concerning CoreCivic’s intention to issue the Notes and CoreCivic’s intended use of the net proceeds from the issuance of the Notes. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Such forward-looking statements may be affected by risks and uncertainties in the Company’s business and market conditions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by CoreCivic with the SEC and include the risk factors described in CoreCivic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 20, 2024, as well as the risks identified in the preliminary prospectus supplement relating to the offering of the Notes under the heading “Risk Factors.” Except as required by applicable law, CoreCivic undertakes no obligation to update forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Contact:

Investors: Mike Grant - Managing Director, Investor Relations - (615) 263-6957

Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204